CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we consent to the use of our reports, dated May 23, 2013 for the Forester Value Fund and the Forester Discovery Fund (the “Funds”), both a series of The Forester Funds, Inc., and to all references to our firm included in or made a part of this Post-Effective Amendment No. 22 under the Securities Act of 1933 and Amendment No. 25 under the Investment Company Act of 1940 to The Forester Funds, Inc.’s Registration Statement on Form N-1A (File Nos. 333-81907 and 811-09391), including the reference to our firm under the heading “Financial Highlights” in the Prospectus of the Funds and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Funds.

Abington, PA

July 24, 2013